As filed with the Securities and Exchange Commission on July 11, 2003
Registration No. 333-106889

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

JUNIPER NETWORKS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	77-0422528
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1194 North Mathilda Avenue
Sunnyvale, California 94089
(408) 745-2000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Lisa C. Berry, Esq.
Vice President, General Counsel and Secretary
Juniper Networks, Inc.
1194 North Mathilda Avenue
Sunnyvale, California 94089
(408) 745-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Larry W. Sonsini, Esq.
John A. Fore, Esq.
Katharine A. Martin, Esq.
Bret M. DiMarco, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
(650) 493-9300

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum	Amount of
Title of Securities to	to be	Offering Price	Aggregate	Registration
be Registered	Registered	Per Share (1)	Offering Price	Fee

Zero Coupon Convertible Senior Notes due June 15, 2008	$400,000,000	100%	$400,000,000	$32,360 (4)

Common Stock, $0.00001 par value	19,860,973 (2)	(2)	(2)	(3)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933.

(2)	Includes 19,860,973 shares of common stock issuable upon conversion of the notes at the initial conversion price of approximately $20.14 per share. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(3)	Pursuant to Rule 457(i) under the Securities Act, there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

(4)	Previously paid.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth the expenses, other than any underwriting discount and commissions, in connection with the issuance and distribution of the securities being registered. All amounts indicated are estimates (other than the registration fee):

Registration fee	$32,360
Accounting fees and expenses	$150,000
Printing and engraving	$60,000
Trustee’s fees and expenses	$25,000
Legal fees and expenses of the registrant	$250,000
Miscellaneous	$32,640

Total	$550,000

Item 15. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Article EIGHTH of our amended and restated certificate of incorporation provides for the indemnification of directors and officers to the fullest extent permissible under Delaware law.

     Article VI of our bylaws provides for the indemnification of officers, directors and third parties acting on behalf of Juniper Networks if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reasonable cause to believe his or her conduct was unlawful.

     We have entered into indemnification agreements with our directors and certain officers, in addition to indemnification provided for in our bylaws, and intend to enter into indemnification agreements with any new directors and certain officers in the future. The indemnification agreements may require us, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors and officers (other than liabilities arising from willful misconduct of culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors and officers’ insurance, if available on reasonable terms.

Item 16. Exhibits

     The following exhibits are filed herewith or incorporated by reference herein:

Exhibit
Number	Exhibit Title

3.1	Amended and Restated Certificate of Incorporation of the Company, as amended. (1)

3.2	Amended and Restated Bylaws of the Company, as amended.(2)

4.1	Indenture, dated as of June 2, 2003, between the Company and Wells Fargo Bank Minnesota, National Association.*

4.2	Form of Note (included in Exhibit 4.1).*

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.*

10.1	Registration Rights Agreement, dated June 5, 2003, between the Company and the initial purchaser named therein.*

12.1	Computation of Ratio of Earnings to Fixed Charges.(2)

23.1	Consent of Ernst & Young LLP, independent auditors.*

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).*

24.1	Power of Attorney of certain directors and officers of Juniper Networks, Inc. (see page II-4 of initial filing of this Form S-3).(2)

25.1	Form T-1 Statement of Eligibility of Trustee for Indenture under the Trust Indenture Act of 1939.*

*	Filed herewith.
(1)	Incorporated by reference to Exhibit 3.1 to Annual Report on Form 10-K for the fiscal year ended December 31, 2000.
(2)	Previously filed on July 8, 2003.

Item 17. Undertakings

1.	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by these clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          2.     The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3.     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          4.     The undersigned registrant hereby undertakes that:

(a) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on July 11, 2003.

JUNIPER NETWORKS, INC.

By:	/s/ Marcel Gani
Marcel Gani
Executive Vice President and Chief Financial
Officer

     Pursuant to the requirements of the Securities Act of 1933, this amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated:

Name	Title	Date

* Scott Kriens	President, Chief Executive Officer and Chairman of the Board (Chief Executive Officer)	July 11, 2003

* Marcel Gani	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 11, 2003

* Pradeep Sindhu	Chief Technical Officer and Vice Chairman of the Board	July 11, 2003

* William R. Hearst III	Director	July 11, 2003

* Vinod Khosla	Director	July 11, 2003

* C. Richard Kramlich	Director	July 11, 2003

Name	Title	Date

* Kenneth Levy	Director	July 11, 2003

* Stratton Sclavos	Director	July 11, 2003

* William R. Stensrud	Director	July 11, 2003

*By: /s/ Lisa C. Berry Lisa C. Berry (Attorney-in-Fact)

EXHIBIT INDEX

Exhibit
Number	Exhibit Title

3.1	Amended and Restated Certificate of Incorporation of the Company, as amended. (1)

3.2	Amended and Restated Bylaws of the Company, as amended. (2)

4.1	Indenture, dated as of June 2, 2003, between the Company and Wells Fargo Bank Minnesota, National Association.*

4.2	Form of Note (included in Exhibit 4.1).*

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.*

10.1	Registration Rights Agreement, dated June 5, 2003, between the Company and the initial purchaser named therein.*

12.1	Computation of Ratio of Earnings to Fixed Charges. (2)

23.1	Consent of Ernst & Young LLP, independent auditors.*

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).*

24.1	Power of Attorney of certain directors and officers of Juniper Networks, Inc. (see page II-4 of initial filing of this Form S-3). (2)

25.1	Form T-1 Statement of Eligibility of Trustee for Indenture under the Trust Indenture Act of 1939.*

*	Filed herewith.

(1)	Incorporated by reference to Exhibit 3.1 to Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

(2)	Previously filed on July 8, 2003.